EXHIBIT 4.13

                           WARRANT PURCHASE AND SENIOR
                     SUBORDINATED NOTE TERMINATION AGREEMENT


               This Warrant Purchase and Senior Subordinated Note Termination Agreement (this "Agreement") is dated as of December 30, 1996 and is made by and between BankAmerica Capital Corporation, a Delaware corporation and successor to Continental Illinois Equity Corporation ("BACC"), and ELXSI Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

               WHEREAS, pursuant to the terms of that certain Stock and Note Purchase Agreement dated as of August 31, 1989 (the "1989 Stock and Note Purchase Agreement") by and among The Airlie Group L.P., a Delaware limited partnership ("Airlie"), Milley & Company, a Delaware corporation ("Milley"), and the Company and pursuant to that certain Stock and Note Purchase Agreement dated as of January 23, 1990 (the "1990 Stock and Note Purchase Agreement") by and among BACC, the Company, Airlie and Milley, the Company has (i) issued to BACC that certain Series B Warrant No. B-1 to Purchase 604,656 shares of Series A NonVoting Convertible Preferred Stock of the Company (the "Warrant"), (ii) issued to BACC that certain Senior Subordinated Note dated September 25, 1989 in the original principal amount of $401,765 (the "1989 Subordinated Note") and
(iii) issued to BACC that certain Senior Subordinated Note dated June 27, 1991 in the original principal amount of $502,206.25 (the "1991 Subordinated Note" and, together with the 1989 Subordinated Note, the "Subordinated Notes"); and

               WHEREAS, the Company desires to purchase the Warrant from BACC and BACC desires to sell the Warrant to the Company, and the Company desires to pay in full all indebtedness and other obligations owing to BACC under the Subordinated Notes and to terminate the Subordinated Notes, all on the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

               1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Warrant or, as applicable, in the Subordinated Notes.

               2. Extension of Warrant Expiration Date. The Company and BACC hereby agree that the definition of "Expiration Date" as set forth in the Warrant is hereby amended to be "December 31, 1996".

               3. Warrant Purchase. The Company agrees to pay to BACC on the date of this Agreement in immediately available funds by wire transfer to an account specified in writing by BACC the amount of Four Hundred Seventy-Seven Thousand Six Hundred Seventy-Eight Dollars and Twenty-Four Cents ($477,678.24) (the "Warrant Purchase Payment"). BACC agrees to surrender and deliver for cancellation the Warrant to the Company within 5 Business Days from the date hereof. Upon receipt of the Warrant Purchase Payment, BACC agrees that BACC shall have no further rights under the Warrant.

               4. Prepayment and Termination of Subordinated Notes. The Company agrees to pay BACC on the date of this Agreement in immediately available funds by wire transfer to an account specified in writing by BACC the amount of Seven Hundred Fifty-Seven Thousand One Hundred Ninety Dollars and Eighty-Three Cents ($757,190.83) (the "Subordinated Notes Payoff Amount"), which amount includes all principal and accrued and unpaid interest through but not including the date of this Agreement and which payment shall constitute payment in full of the Subordinated Notes. BACC agrees to surrender and deliver for cancellation the Subordinated Notes to the Company within 5 Business Days from the date hereof. Upon receipt of the Subordinated Notes Payoff Amount, BACC agrees that the Subordinated Notes will be paid in full and that the Subordinated Notes shall be terminated. In consideration of the prepayment of the Subordinated Notes by the Company hereunder, BACC hereby waives the prepayment charge specified in Section 1.3 of the Subordinated Notes.

               5. (a) Representations and Warranties of the Company. As a material inducement to the execution by BACC of this Agreement, the Company hereby represents and warrants to BACC as follows:

                         (i) The Company has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement.

                         (ii) The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate any provisions of any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to the Company or (ii) conflict with or result in a breach of or constitute a default under the articles of incorporation or by-laws of the Company or any indenture, loan agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected.

                         (iii) The execution and delivery of this Agreement have been duly authorized by the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                         (iv) The Company has sufficient knowledge, experience and sophistication to enable it to properly and fully evaluate and understand the merits and risks associated with its purchase of the Warrant. The Company is acquiring the Warrant for investment only and with no present intention of distributing or reselling such Warrant or any part thereof in any transaction that would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company understands that the Warrant has not been registered under the Securities Act or any state securities laws and may not be sold or transferred except in compliance therewith or pursuant to an exemption thereunder and is being transferred to the Company, in part, in reliance on the foregoing representations and warranties.

                    (b) Representations and Warranties of BACC. As an inducement to the execution by the Company of the Agreement, BACC hereby represents and warrants to the Company as follows:

                         (i) BACC has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement.

                         (ii) The execution and delivery of this Agreement have been duly authorized by BACC. This Agreement constitutes the legal, valid and binding obligation of BACC, enforceable against BACC in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws effecting the enforcement of creditors' rights generally and to general equitable principles.

                         (iii) BACC: (A) has sufficient knowledge, experience and sophistication to enable it to properly and fully evaluate and understand the merits and risks associated with its sale of the Warrant hereunder, (B) is an "accredited investor" (as such term is defined in Rule 5.01(a) of Regulation D of the Securities Act), and (c) has, prior to the date hereof, received all information concerning the Company requested by it, and had the opportunity to ask questions and receive answers concerning the same.

               6. Transfer of Warrant. In consideration of the sale by BACC of the Warrant to the Company hereunder, the Company hereby waives the requirements of Sections 3 and 9 of the Warrant, including, without limitation, notice to the Company of the proposed transfer of the Warrant and the delivery to the Company by BACC of an opinion of counsel.

               7. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

               8. Notices. All notices and other communications shall be in writing and shall be delivered by reputable overnight courier or first-class mail, postage prepaid, to the Company or BACC at the respective addresses set forth on the signature page hereto or to such other address as one party may have furnished to the others in writing.

               9. Assignment. This Agreement may not be assigned without the prior written consent of the parties hereto.

               10. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws (excluding choice or conflicts of laws rules) of the State of Illinois.

               11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together constitute one instrument.


                            [signature page follows]

                                   ELXSI CORPORATION

                                   By: ______________________________________
                                   Name:_____________________________________
                                   Title:____________________________________

                                   Address:
                                   4209 Vineland Road
                                   Suite J-1
                                   Orlando, Florida 32811
                                   Attention: President



                                   BANKAMERICA CAPITAL CORPORATION

                                   By: ______________________________________
                                   Name:_____________________________________
                                   Title:____________________________________

                                   Address:
                                   231 South LaSalle Street
                                   Chicago, Illinois 60697
                                   Attention: Middle Market I








                               SIGNATURE PAGE S-1